EXHIBIT 99.1

Investar Holding Corporation Announces Additional Authorization under Share Repurchase Program

Baton Rouge, La., March 10, 2020 (GLOBE NEWSWIRE) - Investar Holding Corporation (the “Company”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association, today announced that the Board of Directors has approved an additional 300,000 shares of the Company’s common stock for repurchase under a stock repurchase program, in addition to 1,229 shares remaining under the current repurchase program. The additional shares authorized for repurchase represent approximately 3% of the Company’s outstanding common stock. Recent stock buyback activity includes 325,105 shares that were repurchased by the Company during the first quarter of 2020 at an average price of $20.35. The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at the Company’s discretion. The repurchase program, which has no expiration date, may be suspended or terminated at any time.

“We believe that our stock is a good value, and stock buybacks are a tax-efficient way to continue to increase shareholder value and earnings per share,” stated John D’Angelo, President and CEO.

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws and other regulatory restrictions, potential alternative uses for capital, and market and economic conditions. Repurchased shares will become treasury shares and may be reissued in connection with the Company’s stock incentive plans, other compensation programs, other transactions, or for other corporate purposes. The repurchase program does not obligate the Company to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated.
About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. Investar Bank had total assets of approximately $2.1 billion as of December 31, 2019 and currently operates 30 branches serving south Louisiana, southeast Texas, and west Alabama markets.
Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com